Exhibit 99.1

ANADIGICS ANNOUNCES THAT IT HAS RECEIVED FROM II-VI
INCORPORATED A PROPOSED AMENDMENT TO THE MERGER AGREEMENT THAT, AMONG OTHER THINGS, INCREASES THE OFFER PRICE TO $0.73 PER SHARE

WARREN, N.J., February 19, 2016 — ANADIGICS, Inc. (Nasdaq: ANAD) (“ANADIGICS” or the “Company”) today announced that, sometime after 11:00 p.m. on February 18, 2016, II-VI Incorporated (“II-VI”) delivered to the Company for consideration by the Company's Board of Directors a set of proposed amendments and agreements (the “February 18, 2016 II-VI Proposed Amendment”) to the previously announced January 15, 2016 agreement and plan of merger pursuant to which an affiliate of II-VI has offered to acquire all of the outstanding shares of ANADIGICS common stock on a fully diluted basis for $0.66 per share net in cash, pursuant to an all-cash tender offer and second-step merger (the "II-VI Merger Agreement").  Among the proposed amended terms set forth in the February 18, 2016 II-VI Proposed Amendment is the increase from $0.66 to $0.73 of the per-share offer price set forth in the II-VI Merger Agreement and the extension of a loan to ANADIGICS, on the terms set forth in a proposed loan agreement submitted as part of the February 18, 2016 II-VI Proposed Amendment, in the event that the proposed merger transaction does not close in a timely manner.  The Company's Board of Directors intends to consider carefully the February 18, 2016 II-VI Proposed Amendment.

About ANADIGICS, Inc.

ANADIGICS, Inc. (NASDAQ: ANAD) (“ANADIGICS” or the “Company”) designs and manufactures innovative radio frequency (RF) solutions for the growing CATV infrastructure, small-cell, WiFi, and cellular markets. Headquartered in Warren, NJ, ANADIGICS offers RF products with exceptional reliability, performance and integration to deliver a unique competitive advantage to OEMs and ODMs for infrastructure and mobile applications. The Company’s award-winning solutions include line amplifiers, upstream amplifiers, power amplifiers, front-end ICs, front-end modules and other RF components. For more information, visit www.anadigics.com.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", "goal," "objective," "plan" or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause results to differ materially from those expressed or implied by such forward-looking statements. Further, all statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. We assume no obligation and do not intend to update these forward-looking statements, except as may be required by law. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and those discussed elsewhere herein.